UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to Rule 14a-12
AQUILA, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of employee questions and answers posted by Aquila, Inc. on its internal Intranet website on May 10, 2007.

Aquila, Inc.

Employee Q&A

May 10, 2007

1.	Will there be retention bonuses for transition teams?

We anticipate several employees from each of the companies involved in the transaction to serve on transition teams. Some retention awards have already been provided for non-executives in critical roles. No additional retention awards are planned specifically for employees serving on a transition team.

2.	Will Service Guard commissions be paid to severed employees?

Yes.

3.

Will severance packages be offered to employees who were previously severed and rehired? If it is determined that the severance is paid out in a lump-sum payment, is it taxed at a bonus 40% tax rate? Also, do insurance benefits expire at the end of the month (vs. Aquila's plan has insurance coverage throughout the entire pay-out time period)?

Non-union employees who were previously severed from Aquila and then rehired may be eligible for benefits under the Aquila Workforce Transition Plan should they be severed prior to the close of the sale. Under the terms of our Workforce Transition Plan, benefits are calculated based on the employee’s latest rehire date. Any non-union employees severed after the closing of the sale will receive benefits according to the applicable purchaser’s severance plans and policies.

We are working with Great Plains to finalize the terms of its severance program. Details will be provided as soon as they are available. Great Plains and Aquila are currently exploring the option of providing employees the choice of taking their payments in installments or in a lump-sum payment, but that decision will ultimately be made by Great Plains.

4.	What 401(k) options will there be at the time of the sale? (Please answer if employee goes with buyer and if employee does not go with buyer)

Participants transferring to Black Hills, and employees who terminate employment or are severed prior to the closing, will have the same options as are normally available to terminated employees, including:

•	Leave account balances greater than $5,000 in the plan
•	Roll account balances over to another employer plan
•	Roll account balances over to an IRA
•	Receive a distribution of the account

Participants whose employment transfers to and continues with Great Plains will not be considered terminated employees under the plan and, therefore, will not have the options for withdrawal or rollover (except to the extent allowed by the plan for active participants).

5.	If an employee has less than 5 years of service by close, will their current employer 401(k) contributions be vested?

Employees who are severed due to the sale or who become employees of Black Hills will be treated as terminated employees under the plan and will be automatically 100% vested. Employees who become Great Plains employees following the sale will not become 100% vested, but will continue to earn vesting credit as employees of Great Plains. In addition, we recently announced that we have agreed to settle our 401(k) ERISA lawsuit. The settlement agreement stipulates that the unvested portion of all participants who have been with Aquila less than 5 years will be 100% vested. The settlement must be approved by the court, which is anticipated by September or October of this year.

6.	What will happen with Aquila’s pension plan if an employee doesn’t get a job with one of the buyers?

Pension assets and pension obligations for current and future retirees will be transferred to either Great Plains or Black Hills, which will then be responsible for paying benefits when they are due.

If you have an accrued benefit under the Aquila pension plan at the closing of the sale, your benefit will become the responsibility of either Black Hills or Great Plains. For example, if you were an Aquila Missouri electric employee, your pension assets and obligation will be transferred to Great Plains; if you were an Aquila Colorado, Nebraska, Kansas or Iowa employee, your pension assets and obligation will be transferred to Black Hills. Pension assets and obligations for Corporate and Central Services former employees, retirees and active employees will generally be transferred to Great Plains unless an active Corporate or Central Services employee accepts employment with Black Hills (in which case Black Hills will be responsible).

If you don’t continue employment with either Black Hills or Great Plains but you have at least 5 years of service when your employment terminates, you will have a vested benefit in the Aquila pension plan. Your vested Aquila pension benefit will be payable to you at retirement by either Black Hills or Great Plains, as applicable.

Employees with a vested pension benefit valued at more than $5,000 and whose employment is terminated as a result of the sale or for any other reason will have the following options with regard to their pension plan benefits:

•

Participants who are age 55 or older at termination may elect to begin receiving a reduced early retirement benefit immediately or may choose to defer beginning their benefit payments until as late as age 62.

•	Participants who have at least 10 years of service may elect to begin receiving a reduced early retirement benefit anytime after they attain age 55 or receive a normal retirement benefit at age 62.
•	Participants who are under age 55 at termination and have fewer than 10 years of service will be eligible to begin a normal retirement benefit upon attainment of age 62.
•	Spouses of participants who pass away before beginning their retirement benefits will be eligible for a survivor benefit equal to 50% of the participants’ accrued benefit.

If your accrued vested benefit is $5,000 or less, you will have the option of receiving your benefit in cash or having it rolled into an IRA.

7.	What will happen to outstanding Aquila stock options and Aquila shares in the 401(k)?

Outstanding Aquila stock options and restricted stock awards will be converted into options and restricted stock awards denominated in Great Plains stock based on a predetermined exchange ratio.  At the same time, all unvested Aquila options will vest and all holding restrictions on Aquila restricted stock will lapse as a result of the merger, which gives our option and restricted stock holders more flexibility after their Aquila shares are converted.

Each share of Aquila stock in the 401(k) plan will be converted into the right to receive $1.80 in cash and a fixed number of Great Plains common shares (calculated using the fixed exchange ratio of 0.0856 of a share of Great Plains common stock per share of Aquila common stock).  In this regard, Aquila shares in the 401(k) plan are treated the same as Aquila shares owned directly by individuals outside of the 401(k) plan.

8.	Will an employee who has been with Aquila for fewer than five years lose credit for this time toward any pension?

Your Aquila service will be counted towards vesting in any Aquila pension benefit you have accrued up to the closing and any benefit you accrue under the purchaser’s pension plan afterwards. In other words, if you have 3 years of service with Aquila at the time of the close, you will be fully vested in your Aquila pension benefit and in any new pension benefits you earn as an employee of Great Plains or Black Hills after you complete an additional two years of service.

However, keep in mind that while your Aquila service will be counted toward vesting, it will not count toward benefits accrued under the Black Hills or Great Plains retirement plans since you will already have earned a benefit for this service under the Aquila pension plan.

9.	How will vacation accruals be handled at the close of the sale?

HR transition teams from Aquila, Black Hills and Great Plains will review accrued vacation relative to each employee’s status at the closing. Generally, accrued vacation for employees whose employment does not transfer to either Great Plains or Black Hills will be paid in a lump sum (unless applicable collective bargaining agreements contain different provisions). Treatment of accrued vacation for employees whose employment continues with one of the purchasers has not been determined yet.

10.	Will Aquila or the buyers provide job placement services?

Yes.

11.	What HR information will be given to the buyers (performance record, attendance record, disciplinary files, etc.)?

All personnel records of employees who become employed by Black Hills will be transferred to Black Hills, and all personnel records of all remaining employees will be transferred to Great Plains.

12.	Is there a legal policy that outlines how much notice employees must be given if severed?

Some federal, state, and local laws provide for advance notice of mass layoffs and plant closings. It is unclear at this time whether any of the anticipated reductions will trigger any of those notice requirements.

13.	If several employees leave at once, how will our remaining employees continue to handle the heavy workload and still maintain stellar customer service?

During a transition such as this, some turnover is expected. We do not want to burden employees who stay with an overwhelming workload caused by employee departures. We have a Six Sigma project underway to identify backfill opportunities and to enhance our supply of available contract workers and outsource providers if necessary.

14.	We keep hearing about filing a merger proxy and a special shareholder meeting. When will these happen?

The joint proxy statement is the document we and Great Plains will use to solicit votes in favor of the merger. Aquila and Great Plains filed with the SEC a preliminary joint proxy statement on May 8, 2007. A copy of the preliminary proxy statement is available on the SEC’s EDGAR website (http://www.sec.gov/edgar/searchedgar/companysearch.html), or by contacting Aquila’s or Great Plains’ investor relationships departments. Once the joint proxy statement is finalized, it will be mailed to all Aquila shareholders.

At this time, we expect to hold a special meeting of Aquila’s shareholders sometime between late July and early September. The date of the meeting will depend on how heavily the SEC reviews and comments on the preliminary registration statement filed by Great Plains, which includes the joint proxy statement. (The registration statement must be effective in order for Great Plains to issue its shares to Aquila shareholders in the merger.)

15.	Where do we stand with filing the regulatory applications?

In early April 2007, Aquila and Great Plains filed applications requesting approval of the merger with the Missouri and Kansas commissions. At the same time, Aquila and Black Hills filed regulatory applications in Colorado, Iowa, Kansas and Nebraska requesting approval of the Black Hills sales.

We expect to file an application with the Federal Energy Regulatory Commission (or FERC) in mid-to-late May. We also expect to request approval of the transactions under the federal antitrust laws sometime in June.

16.	When will employees learn what benefits Great Plains and Black Hills will offer?

The Compensation and Benefits integration team meets regularly to discuss benefits integration. The focus to date has been on Black Hills and Great Plains staff and their consultants learning about each component of Aquila’s benefit program, the cost of those benefits and how benefits are administered. Black Hills and Great Plains are evaluating whether to continue certain of our benefits, vendors and administrative systems, or use their current arrangements. The companies plan to hold employee meetings by early fall to review benefits and other HR-related matters. This evaluation / integration timetable is similar to that of the four utility divestitures that were recently completed by Aquila, whereby the purchasers provided equivalent benefits to employees and retirees.

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Additional Information and Where to Find It

In connection with the merger of Aquila and a subsidiary of Great Plains Energy, on May 8, 2007, Great Plains Energy filed with the SEC a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant materials. The final joint proxy statement/prospectus will be mailed to the stockholders of Great Plains Energy and Aquila. INVESTORS AND SECURITY HOLDERS OF GREAT PLAINS ENERGY AND AQUILA ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GREAT PLAINS ENERGY, AQUILA AND THE TRANSACTION. The registration statement and joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Great Plains Energy or Aquila with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Great Plains Energy by directing a request to: Great Plains Energy, 1201 Walnut, Kansas City, MO 64106, Attn: Investor Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by Aquila by directing a request to: Aquila, 20 West Ninth Street, Kansas City, MO 64105, Attn: Investor Relations.

Participants in Proxy Solicitation

Great Plains Energy, Aquila and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies relating to the proposed transaction. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Great Plains Energy, Aquila and their respective executive officers and directors in the proposed transaction by reading the joint proxy statement/prospectus.